Exhibit 99.1

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                                                   News Release
                                                   CONTACT:
                                                   Doug Dean
                                                   Director, Investor Relations
                                                   B/E Aerospace, Inc.
                                                   (561) 791-5000 ext. 1450


          B/E AEROSPACE ANNOUNCES CLOSING OF SENIOR CREDIT FACILITIES,
          ------------------------------------------------------------
                               COMMENTS ON OUTLOOK
                               -------------------

      WELLINGTON, FL, August 28, 2006 - B/E Aerospace, Inc. (the "Company") (Nasdaq: BEAV) today announced it has successfully completed the syndication of and entered into its amended and restated senior credit facilities, with J.P. Morgan Securities Inc., UBS Securities LLC and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Book-Runners, and JPMorgan Chase Bank, N.A., as Administrative Agent.

      The amended and restated senior credit facilities consist of a $200 million revolving credit facility, maturing in 2011, and a $300 million term loan, maturing in 2012. Borrowings under the senior credit facilities initially bear interest at LIBOR plus 175 basis points.

      Borrowings under the amended and restated senior credit facilities, together with available cash on hand were used to repurchase approximately $175 million principal amount of the Company's 8-1/2% senior notes due 2010 and to pay for the Company's previously announced acquisition of Draeger Aerospace GmbH, both of which were completed on July 26, 2006. The Company intends to use a portion of the remaining term loan to pay for its previously announced acquisition of New York Fasteners Corp., which is expected to close during the third quarter of 2006.

      After giving effect to the entering into of the new senior credit facilities, the repurchase of the senior notes and the acquisitions of Draeger Aerospace GmbH and New York Fasteners Corp., at June 30, 2006 the Company's net debt would have been approximately $461 million while its net debt-to-net capital and leverage ratios would have been approximately 43 percent and 3.0x, respectively. Cash on hand and availability under the revolver would have been approximately $288 million.

      "The last six months have been highly productive for us. We produced and shipped more than a half billion dollars worth of products, a first for any six-month period. We booked approximately $900 million in new orders, a first in our history. We completed the acquisition of Draeger Aerospace GmbH which strengthens our oxygen business, providing us with one of the broadest

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oxygen system product lines in the industry. The New York Fasteners Corp.
acquisition will broaden our aerospace fastener distribution business and substantially expand our presence in the large and growing military and defense markets. We also redeemed our $250 million aggregate principal amount of 8% senior subordinated notes due 2008 in January, repurchased approximately $175 million principal amount of senior notes in July and we entered into new, larger and more flexible credit facilities which will more readily accommodate future debt reductions, all while posting outstanding financial results," said Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace, Inc.

      "This financing we announced today, in addition to lowering our overall cost of borrowing, provides substantially greater flexibility to effectively manage our debt levels. The impact of lower cost debt, combined with the higher embedded margins in our record backlog further strengthens an already vibrant outlook for the company. We expect the robust industry conditions together with the company's record backlog to result in an acceleration of earnings with significant additional margin expansion in the second half of 2006 and in 2007," concluded Mr. Khoury.

      This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

      About B/E Aerospace, Inc.
      B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization. For more information, visit B/E's website at www.beaerospace.com.

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